Exhibit 31.3

CERBERUS CYBER SENTINEL CORPORATION

CERTIFICATE

PURSUANT TO SECTION 302

I, David G. Jemmett, certify that:

1.	I have reviewed this Annual Report on Form 10-K for the year ended December 31, 2021 for Cerberus Cyber Sentinel Corporation; and
2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Date:	July 15, 2022

By:	/s/ David G. Jemmett
Name:	David G. Jemmett
Title:	Chief Executive Officer (Principal Executive Officer)